ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
[signature]	20110352700-71
Ross Miller	Filing Date and Time
Secretary of State	05/11/2011 11:25 AM
State of Nevada	Entity Number
	E0580752006-0

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MusclePharm Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE III: Authorized Shares

The total authorized capital stock of the corporation shall be as follows:

Five Hundred Million (500,000,000) authorized shares of Common Stock with a par value of $0.001, all of which shall be entitled to voting power of one vote per share.

Fifteen Million (15,000,000) authorized shares of Preferred Stock, par value $0.001, consisting of 10,000,000 shares of blank check preferred stock and 5,000,000 Series A Preferred Stock

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Majority

4. Effective date of filing: (optional) 5/11/11

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.